EXHIBIT 99.1

                                   LIFEPOINT

                             CORPORATE HEADQUARTERS
                            1205 South Dupont Street
                                Ontario, CA 91761
                                Tel: 909-418-3000
                                Fax: 909-418-3003



January 18, 2002

Dear Friends of LifePoint:

   It gives me great pleasure to report that LifePoint has recently recorded its first revenues. During the last week of December, LifePoint accomplished a major milestone with the first shipment of our product, the LifePoint(R) IMPACTTM Test System, to our strategic partner in the law enforcement market, CMI Inc. Additionally, we continue to make progress in developing further drug chemistry reagents and are anticipating launch of the LifePoint IMPACT Test System in late February with a full publicity launch. These crucial milestones continue to advance LifePoint toward a profitable, commercial corporation. Since our last letter in October, the company has accomplished the following:

o  Recorded our first revenues during December 2001.

o Initiated field evaluations to generate the data needed for product claims for market introduction. The data generated during our final studies show that the IMPACT Test System is stable and reliable, easy-to-use, rapid, and generates highly sensitive, lab-quality results, available for the first time in an on-site product.

o Filed an omnibus patent application that covers the final instrument and disposable design and 13 unique inventions. We expect to obtain 13 to 15 patents with over 1400 claims from this omnibus patent application.

o Received patent approval for the use of obtaining blood-comparable results from saliva.

o  Completed the development of the next test assay, benzodiazepines.

o Completed full transfer of product documentation, process scale-up, and semi-automation to manufacturing, as well as continued cost reduction efforts on both the disposable STMs cassette and the instrument.

o Finalized and have begun to implement the product launch plans for LifePoint's initial target markets.


Product Development

   The research and development department continues the development of additional chemistries that will allow expansion of the menu of the IMPACT Test System for drug testing on a worldwide basis as well as in emergency settings, such as prescription drug overdose. These chemistries include:

     o Ecstasy, a rapidly growing drug abuse problem in the United States and in Europe

     o    Benzodiazepines to meet European requirements

     o The addition of barbiturates and tri-cyclic anti-depressants for emergency room testing for prescription drug overdose.

   We expect to add benzodiazepines to the current field evaluations prior to their completion, thereby increasing our product menu without our field data collection. If successful, this will give us a total of six different Saliva Test Modules (STM) for sale into the various United States and European markets.

   Additionally, ancillary products needed to provide a complete product line to our customers in some markets have been developed and are also ready for marketing:

     o Saliva collection and transport device for storage of a sample or confirmation purposes.

     o    Laboratory confirmation protocols for use by outside laboratories.


     o    Liquid quality control materials for use by customers.

Intellectual Property

   LifePoint continues to build protection for our unique product and technology, with over 20 patents issued or pending. We filed an omnibus patent application to protect our final instrument and disposables design and 13 unique inventions. We anticipate that this omnibus patent will result in 13 to 15 additional patents with over 1400 claims.

   We recently received approval from the United States Patent Office for a patent entitled "Device for Detecting Analytes Related to Sample pH" that provides blood-comparable results from saliva analysis. The ability to derive the blood concentration of an analyte (molecule) by simultaneously measuring the saliva drug level and the saliva pH provides accurate blood-comparable results without collecting blood.

   As we advance with our product development efforts, expand our chemistry menu and develop additional instruments, we expect to continue to file further applications for worldwide patents.

Regulatory / Quality Assurance

   The documentation and quality assurance processes needed to ensure that the IMPACT Test System meets US and European medical and legal requirements, as well as ensure that the manufacturing processes will produce a reliable, quality product, have been concluded. We have initiated final outside reviews for product validation for UL (USA), CSA (Canada) and CE Mark (European) testing of the IMPACT Test System, which includes EMI and RFI testing to ensure product acceptance in initial target markets. We also initiated software validations and hazard risk analysis.

   In addition to the product validations, LifePoint has almost completed the quality systems and manufacturing protocols to ensure the Company can meet the quality system requirements for FDA QSR and ISO 9000 plant certifications.

   The Food and Drug Administration has recently indicated that it now intends to initiate regulatory oversight of drug test products in the industrial workplace. LifePoint is working to get clarification on this issue; but if the FDA continues to hold that opinion, then LifePoint will need to wait until we have FDA 510(k) clearance to initiate marketing to the industrial workplace. LifePoint has already implemented modifications to our product rollout to our various target markets to ensure the same sales potential.

   Europe is clearly well ahead of the United States in recognizing the value of saliva-based drug testing for DUI. We had already accelerated our plans for European marketing due to the accelerating demand from law enforcement. Since most of our selected law enforcement distributor/partner companies also market their products to the medical markets, we will initially introduce our product to the European medical markets. This allows us to expand our potential sales opportunity without increasing our expenses. Therefore, LifePoint's market rollout would first be law enforcement markets in the US and Europe, second the European medical market, third the US industrial markets and finally the US medical markets.

   Field evaluations are underway with LifePoint IMPACT Test System results being compared to saliva, urine, breath and blood sample confirmed by the gold standards gas chromatograph/mass spectrophotometry.

Manufacturing

   We have made significant progress in our manufacturing capabilities and in expanding our production capacity. We continue to be excited at the cost savings we have achieved based on the actual results of the STM manufacturing, and the enhancements being made to the test system instrument. We expect to realize additional cost savings in the near future.

   Routine cassette production has now been well established with proven manufacturability and reliability of the drug chemistries.

   The instrument design and final minor engineering modification have been completed; the instrument transferred from research and development to manufacturing; and production scale-up is well underway. We continue to expect to transfer manufacturing of the instrument to our selected OEM manufacturer within four to six months of product launch.

   We have completed many cost reduction design changes, but will continue to aggressively pursue additional areas of cost reductions, including negotiations for materials from selected vendors, multi-cavity molds and implementation of selected automation to reduce labor costs during the next few months. The implementation of multi-cavity production molds in combination with automation helps us achieve our goal of 70 - 80% gross profit margins for the disposable STMs. With respect to the instrument, our focus is on part cost reduction prior to the transfer of the instrument manufacturing to our OEM manufacturer.

Marketing & Sales

   In addition to manufacturing, sales and marketing are now the major focus of LifePoint. With our full publicity product launch planned for next month, we have stepped up our marketing, sales and lobbying activities to help facilitate the rapid market acceptance of the IMPACT Test System.

   From October through December, LifePoint actively participated in several national exhibitions:

  Law enforcement market:
     o    National PreTrial Services Association
     o    International Association of Chiefs of Police

  Workplace market:
     o    National Safety Council

   Medical market:
     o    American Academy of Emergency Physicians
     o    Emergency Nurses Association was cancelled due to the Sept 11 tragedy.

   Additionally, technical workshops and papers were presented at the Law Enforcement Technology Congress, a symposium sponsored by the Office of the National Drug Control Policy (Drug Czar), and the International Association of Forensic Toxicology.

   Market trials have been selected and are now being implemented in the United States and Europe, with an initial focus on law enforcement and criminal justice. These market trial sites are large, well-respected, potential customers and should provide third-party publications on the cost effectiveness and overall efficiency of the IMPACT Test System. These sites include all elements of our initial target markets in law enforcement and include driver testing, drug courts, probation and parole, and corrections. Our five drug and three alcohol clinical trial sites will also publish third-party publications on the IMPACT product performance.

   The highly experienced professional personnel hired over the last few months have ensured that we have completed all of the critical elements needed for product launch:

     o Policies and procedures for customer and technical service developed and implemented

     o European distributors identified for law enforcement (where needed) and for medical and industrial markets.

     o Complete product line developed including product collection device for saliva collection, transport, and long-term storage and quality control materials.

     o    Confirmation procedures developed.

     o Strategic partner technical support, sales and marketing personnel trained.

     o    Marketing and sales materials developed and completed.

     o    Product demo on our Web site: www.LifePointInc.com.
                                        --------------------

   Sales has worked closely with marketing to fine tune our initial marketing and sales launch plans, including sales strategies and distribution strategies. Our first shipment of product to CMI, although not large, was the first step in training CMI technical, sales and marketing personnel on the marketing, sales, and support of the IMPACT Test System to the law enforcement market. Additional shipments to CMI in the US and to our initial target markets in Europe will occur throughout this quarter for similar reasons, with additional shipments for sales demo units and inventory builds.

   Mr. Michael Edwards was promoted to Vice President, Law Enforcement Sales & Marketing. Mr. Edwards has an extensive background in law enforcement sales and marketing and a proven track record of creative sales and business strategies that cross many distinct markets. Mr. Edwards previously held the position of Vice President of International Sales and Marketing for Safariland LTD., Inc., a manufacturer and distributor of law enforcement products. During his ten years with Safariland, Mr. Edwards created and managed an extensive distribution network that included 300 distributors worldwide. Mr. Edwards was successful in managing a team that developed a market leadership position of 60% market share for a major new product, and increased overall sales by 20%. Mr. Edwards replaces Jim Canfield, who has resigned from LifePoint due to personal family reasons.

Finance Activities

   As you are aware, LifePoint completed a private placement that delivered over $13.7 million in gross proceeds in the summer of 2001. This financing, in conjunction with the exclusive marketing fees from our strategic partner, is expected to take LifePoint to profitability.

   Approximately $5.5 million of the funds are being held in escrow pending completion of two milestones - the validation by an independent consultant of performance of the IMPACT Test System and the achievement of $250,000 in orders. The company provided the complete FDA package on the internal data for all of the assays (accuracy, precision, cross-reactivity, interference, and stability) that is usual and customary for FDA approval, and all of the field data collected to date. The internal data was complete and acceptable, but because the field evaluation data for positive samples has come in more slowly than anticipated, the independent consultant has requested additional field data to enable him to determine, with confidence, that the IMPACT System will obtain clearance from the FDA. The results presented provided the investor committee with confidence to extend the deadline to allow for the additional data collection. Additionally, all of the investors on the committee offered to provide LifePoint with a $1.0 million credit line until the data can be generated. A second investor has proposed a $1.5 million credit line. The extension is through March 31, 2002 to coincide with the second milestone date; LifePoint is confident that we will have the data before that date. The extension of this milestone does not impact LifePoint's plans to launch or create additional work for us. We have been collecting data and will continue to collect data towards our FDA submission expected to take place shortly after product launch. LifePoint continues to plan on product launch to law enforcement before the end of February, which is the date we communicated to the investors during our conference call on November 15, 2001.

Investment Community Activities

   We are pleased that we have continued to present LifePoint's progress at several investment forums: UBS Warburg and the CIBC Healthcare Conferences in the Fall in New York, the Paulson Small Cap Conference and the Richmond Club and the Red Chip Conference in Phoenix in November. LifePoint's increased visibility in front of potential large stockholders should, over time, benefit our stock.

   We continue to do whatever it takes to reach our collective goals. The management team remains confident that the company's activities will continue to culminate in added value for the stockholders and remains secure about the prospects, progress and future of LifePoint.

   Please visit our website at www.LifePointInc.com to review the latest information. We look forward to an exciting, revenue producing 2002!

We thank you for your continuing support and confidence in LifePoint.

Sincerely,



Linda H. Masterson
Chairman of the Board, President and CEO